Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES SECOND QUARTER 2018 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

Conference Call to be Held at 4:30 p.m. ET (1:30 p.m. PT)

RANCHO CORDOVA, CA, August 13, 2018 – Cesca Therapeutics Inc. (NASDAQ: KOOL), a market leader in automated cell processing and point-of-care, autologous cell-based therapies, today announced financial and operating results for the second quarter ended June 30, 2018 and provided a corporate update.

Second Quarter and Recent Highlights

●	Announced the release of its X-Mini™ cell selection kit for the CAR-T research market.

●	Announced the commercial launch of its PXP™ System for the automated processing of bone marrow cells at the point-of-care.

●	Completed a public financing, raising gross proceeds of approximately $5.5 million.

“Since the beginning of the second quarter, we’ve continued to make significant progress toward our goal of becoming the ‘partner of choice’ for CAR-T researchers and developers looking to automate key parts of the complex CAR-T manufacturing process,” said Chris Xu, PhD, chief executive officer of Cesca. “Most notably, the release of our X-Mini cell selection kit for the research market represents a pivotal achievement for our Company, as it is the first component of our proprietary CAR-TXpress™ system to be introduced in a live research setting. We also began formally exhibiting our X-Series™ kits at industry conferences, and these initial product demonstrations resulted in sales of both X-Mini and X-Wash® during the third quarter. We are very encouraged by the progress we made during the second quarter, and the momentum with which we have entered the back half of the year. These activities serve to solidify our strong belief that Cesca can play a key role in streamlining and accelerating the CAR-T manufacturing process, as well as expanding the availability and affordability of these revolutionary cancer treatments, while creating long-term value for our shareholders.”

Financial Results for the Second Quarter Ended June 30, 2018

Net revenue. Net revenues for the three months ended June 30, 2018 were $2.0 million compared to $3.5 million for the comparable period in 2017. The decline in revenues, year-over-year, was the result of lower AXP sales due to the distributor change in China, lower BioArchive device sales and the termination of a royalty payment agreement in the prior year.

Gross profit. Gross profit for the three months ended June 30, 2018 was $363,000, or 18.1 % of net revenue, compared to $1.5 million, or 43.6 % of net revenue, for the comparable period in 2017. The decline in gross profit, year-over-year, was due to lower sales, higher overhead costs resulting from the acquisition of SynGen and inventory scrap expenses due to discontinuing sales of two, low volume products. Additionally, prior year gross profit margin percentage was higher due to the reversal of inventory reserves for products sold.

Sales and marketing expenses. Sales and marketing expenses for the three months ended June 30, 2018 were $359,000 compared to $421,000 for the comparable period in 2017. The decrease was due to reduced headcount and bad debt expenses in the Company’s Totipotent RX clinical subsidiary in India. Sales and marketing expenses in the Company’s ThermoGenesis device segment were generally flat compared to the same period in 2017.

Research and development expenses. Research and development expenses for the three months ended June 30, 2018 were $908,000, compared to $566,000 for the comparable period in 2017. The increase was due to additional headcount and expenses related to the development of the Company’s CAR-TXpress platform, and a shift in existing personnel from the clinical development segment to the device segment as the Company is minimally funding clinical development projects unless and until a strategic partner is identified.

General and administrative expenses. General and administrative expenses for the three months ended June 30, 2018 were $2.4 million compared to $2.0 million for the comparable period in 2017. The increase was driven by severance expenses and a legal settlement in a dispute with a broker-dealer.

Impairment Charge. During the second quarter ended June 30, 2018, the Company incurred impairment charges of $27,202,000 as compared to impairment charges of $310,000 during the three months ended June 30, 2017. The Company performed a quantitative assessment which determined that the carrying amount for the Company’s goodwill and indefinite lived intangible assets relating to its clinical protocols exceeded their estimated fair value. As a result, impairment charges of $12,695,000 to goodwill and $14,507,000 to intangible assets were recorded during the period.

Net loss attributable to common stockholders. For the three months ended June 30, 2018, the Company reported a comprehensive loss attributable to common stockholders of ($26.6) million, or ($1.73) per share, based on approximately 15.4 million weighted average basic and diluted common shares outstanding. This compares to a net loss of ($1.2) million, or ($0.12) per share, based on approximately 9.9 million weighted average basic and diluted common shares outstanding for the three months ended June 30, 2017. This net loss is attributable primarily to the above-described impairment charges.

Conference Call and Webcast Information

Cesca will host a conference call and audio webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). Participants may access the call by dialing 1-844-889-4331 within the U.S. or 1-412-380-7406 outside the U.S. and referencing “Cesca.” To access a live webcast of the call, please visit: https://services.choruscall.com/links/kool180813.html. A replay of the call can be accessed approximately one hour after completion of the call and will be available until September 13, 2019. To listen to the replay, dial 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and reference access code 10122202.

About Cesca Therapeutics Inc.

Cesca Therapeutics develops, commercializes and markets a range of automated technologies for CAR-T and other cell-based therapies. Its device division, ThermoGenesis, provides a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. The Company is developing an automated, functionally-closed CAR-TXpress™ platform that addresses the critical unmet need for better cellular manufacturing and controls (CMC) for the emerging CAR-T immunotherapy market. Cesca is an affiliated company of China-based Boyalife Group.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Cesca Therapeutics Inc.

Wendy Samford

916-858-5191

ir@cescatherapeutics.com

Investor Contact:

Rx Communications

Paula Schwartz

917-322-2216

pschwartz@rxir.com

Financials

Cesca Therapeutics Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,071,000	$3,513,000
Accounts receivable, net	1,844,000	2,549,000
Inventories	5,156,000	4,798,000
Prepaid expenses and other current assets	335,000	594,000

Total current assets	10,406,000	11,454,000

Restricted cash	1,000,000	1,000,000
Equipment, net	3,466,000	2,996,000
Goodwill	1,281,000	13,976,000
Intangible assets, net	7,039,000	21,629,000
Other assets	51,000	56,000

Total assets	$23,243,000	$51,111,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,048,000	$2,079,000
Other current liabilities	3,352,000	3,385,000
Total current liabilities	5,400,000	5,464,000

Long-term liabilities	8,880,000	12,435,000
Total liabilities	$14,280,000	$17,899,000

Cesca Therapeutics Inc. stockholders' equity	10,363,000	33,699,000

Noncontrolling interests	(1,400,000)	(487,000)

Total liabilities and stockholders’ equity	$23,243,000	$51,111,000

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net revenues	$2,004,000	$3,501,000	$3,871,000	$6,753,000

Cost of revenues	1,641,000	1,973,000	3,156,000	3,848,000

Gross profit	363,000	1,528,000	715,000	2,905,000

Expenses:
Sales and marketing	359,000	421,000	685,000	756,000

Research and development	908,000	566,000	1,949,000	1,133,000

General and administration	2,399,000	1,963,000	4,641,000	4,601,000

Impairment Charges	27,202,000	310,000	27,202,000	310,000

Total operating expenses	30,868,000	3,260,000	34,477,000	6,800,000

Loss from operations	(30,505,000)	(1,732,000)	(33,762,000)	(3,895,000)

Fair value change of derivative instruments	308,000	44,000	567,000	113,000
Interest expense	(383,000)	(112,000)	(743,000)	(131,000)
Other (expenses)	(32,000)	(27,000)	(44,000)	(11,000)
Total other expenses	(107,000)	(95,000)	(220,000)	(29,000)

Loss before benefit for income taxes	(30,612,000)	(1,827,000)	(33,982,000)	(3,924,000)
Benefit for income taxes	3,451,000	673,000	3,451,000	673,000
Net loss	(27,161,000)	(1,154,000)	(30,531,000)	(3,251,000)

Loss attributable to noncontrolling interests	(503,000)	--	(913,000)	--

Net loss attributable to common stockholders	$(26,658,000)	$(1,154,000)	$(29,618,000)	$(3,251,000)

Cesca Therapeutics Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash flows from operating activities:
Net cash used in operating activities	$(6,102,000)	$(4,645,000)

Cash flows from investing activities:
Capital expenditures	(850,000)	(99,000)

Cash flows from financing activities:
Payments on capital lease obligations	(19,000)	(24,000)
Proceeds from issuance of common stock, net	6,032,000	--
Proceeds from long-term debt-related party	500,000	3,500,000
Payment of financing cost	--	(13,000)

Net cash provided by financing activities	6,513,000	3,463,000

Effects of foreign currency rate changes on cash and cash equivalents	(3,000)	5,000
Net decrease in cash, cash equivalents and restricted cash	(442,000)	(1,276,000)

Cash and cash equivalents at beginning of period	3,513,000	4,899,000
Cash and cash equivalents at end of period	$3,071,000	$3,623,000